SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                         (Amendment No.____________)(1)


                                G&L Realty Corp.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    361271109
                                 (CUSIP Number)


                               September 22, 2000
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

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     (1) The  remainder  of this cover page shall be filled out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 361271109

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1)   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person:

     Richard Abrons

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2)   Check the Appropriate Box If a Member of a Group*

     (a)  [ ]
     (b)  [ ]

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3)   SEC Use Only

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4)   Citizenship or Place of Organization: United States

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Number of Shares Beneficially Owned by Each Reporting Person With:

        (5)  Sole Voting Power: None

        ------------------------------------------------------------------------

        (6)  Shared Voting Power: 222,196

        ------------------------------------------------------------------------

        (7)  Sole Dispositive Power: None

        ------------------------------------------------------------------------

        (8)  Shared Dispositive Power: 222,196

        ------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person: 222,196

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10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

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11)  Percent of Class Represented by Amount in Row (9): 9.5%

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12)  Type of Reporting Person*: IN

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*    See Instructions Before Filling out

CUSIP No.: 361271109

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1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

     Louis & Anne Abrons Foundation Inc.

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2)   Check the Appropriate Box If a Member of a Group*

     (a)  [ ]
     (b)  [ ]

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3)   SEC Use Only

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4)   Citizenship or Place of Organization:   New York

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Number of Shares Beneficially Owned by Each Reporting Person With:

        (5)  Sole Voting Power: None

        ------------------------------------------------------------------------

        (6)  Shared Voting Power: 222,196

        ------------------------------------------------------------------------

        (7)  Sole Dispositive Power: None

        ------------------------------------------------------------------------

        (8)  Shared Dispositive Power: 222,196

        ------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person: 222,196

--------------------------------------------------------------------------------

10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9): 9.5%

--------------------------------------------------------------------------------

12)  Type of Reporting Person*: CO

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*    See Instructions Before Filling out

CUSIP No.: 361271109

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

     Richard & Iris Abrons Foundation Inc.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box If a Member of a Group*

     (a)  [ ]
     (b)  [ ]

--------------------------------------------------------------------------------

3)   SEC Use Only

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4)   Citizenship or Place of Organization:  New York

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

        (5)  Sole Voting Power: None

        ------------------------------------------------------------------------

        (6)  Shared Voting Power: 222,196

        ------------------------------------------------------------------------

        (7)  Sole Dispositive Power: None

        ------------------------------------------------------------------------

        (8)  Shared Dispositive Power: 222,196

        ------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person: 222,196

--------------------------------------------------------------------------------

10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9): 9.5%

--------------------------------------------------------------------------------

12)  Type of Reporting Person*: CO

--------------------------------------------------------------------------------

*    See Instructions Before Filling out

CUSIP No.: 361271109

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

     Iris Abrons

--------------------------------------------------------------------------------

2)   Check the Appropriate Box If a Member of a Group*

     (a)  [ ]
     (b)  [ ]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization: United States

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

        (5)  Sole Voting Power: None

        ------------------------------------------------------------------------

        (6)  Shared Voting Power: 222,196

        ------------------------------------------------------------------------

        (7)  Sole Dispositive Power: None

        ------------------------------------------------------------------------

        (8)  Shared Dispositive Power: 222,196

        ------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person: 222,196

--------------------------------------------------------------------------------

10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9): 9.5%

--------------------------------------------------------------------------------

12)  Type of Reporting Person*: IN

--------------------------------------------------------------------------------

*    See Instructions Before Filling out

CUSIP No.: 361271109

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

     Richard & Mimi Abrons Trustees Trust u/w/o Louis Abrons f/b/o f/b/o John Abrons uwo 6/3/75

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2)   Check the Appropriate Box If a Member of a Group*

     (a)  [ ]
     (b)  [ ]

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization:   New York

--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With:

        (5)  Sole Voting Power: None

        ------------------------------------------------------------------------

        (6)  Shared Voting Power: 222,196

        ------------------------------------------------------------------------

        (7)  Sole Dispositive Power: None

        ------------------------------------------------------------------------

        (8)  Shared Dispositive Power: 222,196

        ------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person: 222,196

--------------------------------------------------------------------------------

10)  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

--------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9): 9.5%

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12)  Type of Reporting Person*: OO (Trust)

--------------------------------------------------------------------------------

*    See Instructions Before Filling out

CUSIP No.: 361271109

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Item 1.  (a) Name of Issuer: G & L Realty Corp.

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         (b) Address of Issuer's Principal Executive Offices:
             439 N. Bedford Drive
             Beverly Hills, CA 90210

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Item 2.  (a) Name of Person Filing:  Richard Abrons, Louis & Anne Abrons
             Foundation Inc., Richard & Iris Abrons Foundation Inc., Iris Abrons, Richard & Mimi Abrons Trustees Trust u/w/o Louis Abrons f/b/o John Abrons uwo 6/3/75

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         (b) Address of Principal Business Office, or, if None, Residence:
             c/o First Manhattan Company
             437 Madison Avenue
             New York, NY 10017

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         (c) Citizenship:  See Item 4 of Cover Pages

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         (d) Title of Class of Securities:  Common Stock

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         (e) CUSIP Number:  361271109

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Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or
         13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or Dealer registered under section 15 of the Exchange
                 Act.

         (b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act.

         (e) [ ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

         (g) [ ] A parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No.: 361271109

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

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Item 4.  Ownership.

         (a) Amount beneficially owned: See Item 9 on Cover Pages
         (b) Percent of class:  See Item 11 on Cover Pages
         (c) Number of share as to which the person has:
             (i) Sole power to vote or to direct the vote: See Item 5 on Cover Pages
             (ii) Shared power to vote or to direct the vote: See Item 6 on Cover Pages
             (iii) Sole power to dispose or to direct the disposition of: See
                   Item 7 on Cover Pages
             (iv)  Shared power to dispose or to direct the disposition of: See
                   Item 8 on Cover Pages

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Item 5.  Ownership of Five Percent or Less of a Class:  NOT APPLICABLE

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         NOT APPLICABLE

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Item 7.  Identification and Classification of the Subsidiary which Acquired the
         Security Being Reported on By the Parent Holding Company: NOT
         APPLICABLE

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Item 8.  Identification and Classification of Members of the Group: NOT
         APPLICABLE

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Item 9.  Notice of Dissolution of Group: NOT APPLICABLE

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Item 10. Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 19, 2000


                                            /s/ Richard Abrons
                                            ------------------------------------
                                            Richard Abrons


                                            LOUIS & ANNE ABRONS
                                            FOUNDATION INC.


                                            By: /s/ Richard Abrons
                                               ---------------------------------
                                               Name:  Richard Abrons
                                               Title:  President


                                            RICHARD & IRIS ABRONS
                                            FOUNDATION INC.


                                            By: /s/ Richard Abrons
                                               ---------------------------------
                                               Name:  Richard Abrons
                                               Title:  President


                                            /s/ Iris Abrons
                                            ------------------------------------
                                            Iris Abrons


                                            RICHARD & MIMI ABRONS
                                            TRUSTEES TRUST u/w/o LOUIS
                                            ABRONS f/b/o JOHN ABRONS
                                            uwo 6/3/75


                                            By: /s/ Richard Abrons
                                               ---------------------------------
                                               Name:  Richard Abrons
                                               Title:  Trustee